                                                                    Exhibit 23.3

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 1997, except for Note 8, as to which the date is December 14, 1997, with respect to the consolidated financial statements of Gulf South Medical Supply, Inc. for the year ended December 31, 1996, included in the Joint Proxy Statement/Prospectus of Physician Sales and Service, Inc. and Gulf South Medical Supply, Inc. that is made a part of this Registration Statement.



                                           /s/ Ernst & Young LLP


Jackson, Mississippi
February 20, 1998